FOR IMMEDIATE RELEASE

Cistera Networks to Amend Historical Filings
Anticipates Filing FY 2008 10-KSB On or Before August 15
Conference Call Scheduled for August 20

PLANO, Texas – August 6, 2008 – Cistera Networks® (OTCBB: CNWTE) a leading provider of enterprise application platforms and engines for Internet Protocol (IP) Communications, today filed an 8-K with the Securities and Exchange Commission explaining the delay in filing its 10-KSB for fiscal year 2008 ended March 31, 2008. The delay resulted from a comprehensive review of the company’s historical treatment of the accounting for private placement convertible debt transactions, which occurred in 2004, 2006 and 2007, as well as stock based compensation related to employee stock options.  As a result of that review, the company will be amending certain prior year annual and quarterly filings, but adjustments related to the amended filings will not impact cash or revenues.

“We are frustrated by the delay in filing the 10-KSB for fiscal year 2008, and the necessity to amend the filings for the prior periods, but we know this process will serve us well as we move forward and build shareholder value,” said Derek Downs, CEO of Cistera Networks.  Downs added, “I want to reassure our shareholders that we are working diligently to complete the remaining final stages of the process.  We anticipate filing the fiscal year 2008 10-KSB on or before August 15 and the 10-Q for the first quarter of fiscal year 2009 before the expiration of the automatic extension deadline of August 19.”

Preliminary results for fiscal year 2008 show revenues of $2.9 million as compared to $1.9 million in fiscal year 2007, and a cash balance at March 31, 2008 of $125,008 as compared to $534,871 for the year ago period.  Given the current review in progress, the company cannot share final expense numbers ahead of the filing as they could be impacted, although as non-cash items only.  While the company's cash balance at March 31, 2007 was significantly below that of the year ago period, the company's recent Short Term Investment Incentive Program, which concluded on June 24, 2008, significantly reduced the company's outstanding debt, provided over $880,000 in new cash investment, and has positioned the company for future growth.

The company will host a conference call to discuss the results for fiscal year 2008 and the first quarter of fiscal year 2009 on August 20, 2008 beginning at 3:30 pm central time (4:30pm eastern/1:30 pacific). Participants should dial 1-800-762-8779 and provide pin number 3909200.  A replay will be available from 6:30pm central time on August 20 until 10:59pm central time on August 27.  Callers should dial 1-800-406-7325 and enter pin 3909200.

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About Cistera Networks, Inc. (OTCBB: CNWTE)
Cistera Networks is a leading provider of enterprise communications platforms and services.  The company blends powerful application infrastructure with industry-specific business processes, to deliver the benefits of voice, video and data convergence to the user.  Cistera’s industry-leading platform delivers the most reliable, scalable and secure application services for IP-based network environments.  Its broad portfolio of application services enables users to improve customer service and satisfaction, increase productivity and collaboration, improve responsiveness to critical incidents and to provide a safer environment.

Based on open standards and a proven server technology foundation, the award-winning Cistera ConvergenceServer™ has a single unified administration which delivers the lowest total cost of ownership in the industry.  It enables customers to create robust and scalable environments that are flexible enough to adapt to their changing needs by scaling up to support from fewer than one hundred to thousands of users, and scaling out to support multiple sites, making it ideal for a broad range of organizations.  For more information, please see www.cistera.com

Media and Investor Contact:
Kathy Lane
760-771-2236
klane@cistera.com
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